Exhibit 99.1

Reynolds Consumer Products Reports Third Quarter 2022 Financial Results

Closed Gap Between Pricing and Cost Increases

Market Share Strong & Growing in Multiple Categories

Stepping Up Advertising & Promotion

Unlocking Additional Reyvolution Cost Savings

LAKE FOREST, IL, November 8, 2022 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (“Reynolds,” “RCP” or the “Company”) (Nasdaq: REYN) today reported results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights

•	Net Revenues of $967 million, up 7% over Q3 prior year net revenues
•	Net Income of $48 million, down 27% compared to Q3 prior year net income; Adjusted Net Income of $50 million
•	Adjusted EBITDA of $116 million, down 12% compared to Q3 prior year Adjusted EBITDA
•	Earnings Per Share of $0.23; Adjusted Earnings Per Share of $0.24

Net revenues increased 7% as pricing more than offset a volume decline resulting from slowing non-retail sales, elasticity and increased consumer activity outside the home.  Volume in many of our categories remains well above 2019 levels, driven by more cooking and working at home compared to prior to the pandemic.  The decrease in Adjusted EBITDA was driven by lower volume and higher SG&A as price increases fully offset increases in material, manufacturing and logistics costs.

“We closed the gap between pricing and cost increases this quarter while also building share and delivering earnings in line with our expectations,” said Lance Mitchell, President and Chief Executive Officer.  “Household foil trends also improved as we attained key retail price points, and Reynolds and Hefty gained share in multiple categories including household foil, waste bags and disposable tableware.  The economic environment remains dynamic, inflationary pressures continue and price elasticity continues to be uncertain.  However, our cumulative pricing actions, easing commodity costs and accelerating Reyvolution cost savings position us for substantial margin expansion in the fourth quarter and recovery of pre-pandemic profitability in 2023.”

Reynolds Cooking & Baking

•	Net revenues were flat
•	Adjusted EBITDA decreased $23 million, or 41%

Net revenues were flat, as lower shipments were offset by higher pricing implemented in response to increased material, manufacturing and logistics costs. The decrease in Adjusted EBITDA was primarily driven by lower volume and higher material and manufacturing costs, which were partially offset by price increases.

Volume decreased 14% driven by lower non-retail sales and lower household foil shipments.

Household foil consumption and Reynolds Wrap share trends improved in the quarter as we increased features and displays of foil, promotions to key price points were implemented, new digital promotions were offered and private label prices increased.  The Reynolds brand also gained share in certain adjacencies to foil during the quarter and continued to benefit from product innovations, including Reynolds Wrap Nonstick Foil, Reynolds Kitchens Air Fryer liners and Reynolds Kitchens Butcher Paper.

Reynolds Cooking & Baking experienced unplanned equipment downtime in the quarter, impacting throughput of non-retail shipments and manufacturing costs and extending the timeline for reduction of higher cost aluminum inventory.  While most of these issues are temporary in nature, we are implementing operational changes to address all of them.

Hefty Waste & Storage

•	Net revenues were flat
•	Adjusted EBITDA increased $7 million, or 19%

Net revenues were flat as pricing actions taken in response to increased material, manufacturing and logistics costs were offset by lower volume. Adjusted EBITDA increased 19% driven by price increases to recover higher material, manufacturing and logistics costs, partially offset by higher advertising costs.

Volume decreased 9% driven by elasticity and increased consumer activity outside the home.

Hefty gained additional waste bag share in the quarter, and waste bag usage continued well above 2019 levels as consumers continued cooking and working more at home.  Innovation was a major driver of market share performance including the launch of Hefty 4 & 8 gallon trash bags with new Ocean Water scent, further expansion of Hefty Fabuloso® 4 & 8 gallon bags and the following new e-commerce items:  Hefty Made-to-Fit trash bags and Hefty Slider Calendar Bags for better recording of refrigerator and freezer storage times.

Additional waste bag pricing went into effect according to plan in September.

Hefty Tableware

•	Net revenues increased $55 million, or 28%
•	Adjusted EBITDA decreased $1 million, or 4%

Net revenues increased 28% driven by pricing to offset cost increases and accelerating volume growth. Adjusted EBITDA decreased 4% as higher volume was more than offset by price increases lagging increased material, manufacturing and logistics costs.

Volume increased 7% driven by sales of Hefty disposable plates and private label party cups and continued strength in the club channel.

Hefty gained additional share of disposable tableware in the quarter driven by Hefty plates, private label party cups and innovation.  Hefty ECOSAVE™ continued as a major contributor to growth, and Hefty Compostable Printed Paper Plates also demonstrated strong initial results.

Additional pricing went into effect according to plan in October.

Presto Products

•	Net revenues increased $4 million, or 3%
•	Adjusted EBITDA increased $9 million, or 64%

Net revenues increased 3% driven by higher pricing implemented in response to increased material, manufacturing and logistics costs, partially offset by lower volume. Adjusted EBITDA increased 64% driven by price increases to recover higher material, manufacturing and logistics costs, partially offset by lower volume.

Volume decreased 8% driven by lower waste and food bag usage.

Presto demonstrated continued private label leadership, increasing displays with major retailers, driving strong innovation including further adoption of stand and fill food bags and delivering strong back to school performance.

Year to Date 2022 Highlights

•	Net Revenues of $2,729 million, up 8% over prior year net revenues
•	Net Income of $152 million; Adjusted Net Income of $160 million
•	Adjusted EBITDA of $346 million
•	Earnings Per Share of $0.72; Adjusted Earnings Per Share of $0.76

Net revenues increased 8%, driven by higher pricing implemented in response to increased material, manufacturing and logistics costs, partially offset by lower volume.  Net income decreased 31%, and Adjusted EBITDA decreased 18%, reflecting lower volume, price increases lagging increased material, manufacturing and logistics costs and higher investment in advertising.

Balance Sheet and Cash Flow Highlights

•	At September 30, 2022, our cash and cash equivalents were $33 million, and our outstanding debt was $2,096 million, resulting in net debt of $2,063 million.
•	Capital expenditures were $86 million for the nine months ended September 30, 2022 compared to $101 million in the prior year period.

Fiscal Year and Fourth Quarter Outlook

The Company now expects the following results for its fiscal year ending December 31, 2022:

•	Net revenues to be approximately 8% growth on $3,556 million in the prior year driven by price increases and volume down mid single digits
•	Net Income to be in the range of $264 million to $276 million; Adjusted Net Income to be in the range of $273 million to $285 million
•	Adjusted EBITDA to be in the range of $560 million to $575 million
•	Earnings Per Share to be in the range of $1.25 to $1.31 per share; Adjusted Earnings Per Share to be in the range of $1.30 to $1.36 per share

The Company estimates 2022 cost pressures of approximately $525 million. Commodity rates are assumed stable versus end of October levels.

The Company also expects the following results for its fourth quarter ending December 31, 2022:

•	Net revenues to grow approximately 9% on $1,021 million in the prior year driven by price increases and a low to mid single digit volume decline
•	Net Income to be in the range of $112 million to $124 million; Adjusted Net Income to be in the range of $113 million to $125 million
•	Adjusted EBITDA to be in the range of $215 million to $230 million
•	Earnings Per Share to be in the range of $0.53 to $0.59 per share; Adjusted Earnings Per Share to be in the range of $0.54 to $0.60 per share
•	Net Debt to be approximately $2.0 billion at December 31, 2022

“Our pricing actions and acceleration of Reyvolution cost savings programs continue to drive margin recovery,” said Michael Graham, Chief Financial Officer.  “The combination of these measures and easing commodity costs represents increasing flexibility to invest in our categories while also recovering margins.  We expect to recover pre-pandemic profitability in 2023 and are equally focused on improving balance sheet efficiency and maintaining capital spending discipline to drive additional cash flow.”

Quarterly Dividend

The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on November 30, 2022, to shareholders of record as of November 16, 2022.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results at 7:00 a.m. Central Time (8:00 a.m. Eastern Time) on Tuesday, November 8, 2022. Investors interested in participating in the live call can dial 877-423-9813 from the U.S. and 201-689-8573 internationally.

There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at www.reynoldsconsumerproducts.com. The webcast will be archived and available for replay.

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste and storage products and tableware; that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our fourth quarter and fiscal year 2022 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “outlook,” “forecast”, “position”, “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model”, “assumes,” “confident,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth, management of costs and other disruptions and other strategies, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

(847) 482-4081

Media

Jessica Liddell

ReynoldsPR@icrinc.com

(203) 682-8200

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Income

(amounts in millions, except for per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net revenues	$938	$876	$2,652	$2,455
Related party net revenues	29	29	77	79
Total net revenues	967	905	2,729	2,534
Cost of sales	(789)	(723)	(2,199)	(1,952)
Gross profit	178	182	530	582
Selling, general and administrative expenses	(90)	(77)	(264)	(244)
Other expense, net	(5)	(5)	(17)	(10)
Income from operations	83	100	249	328
Interest expense, net	(20)	(12)	(48)	(36)
Income before income taxes	63	88	201	292
Income tax expense	(15)	(22)	(49)	(72)
Net income	$48	$66	$152	$220
Earnings per share:
Basic	$0.23	$0.31	$0.72	$1.05
Diluted	$0.23	$0.31	$0.72	$1.05
Weighted average shares outstanding:
Basic	209.9	209.7	209.8	209.7
Diluted	209.9	209.8	209.9	209.8

Reynolds Consumer Products Inc.

Condensed Consolidated Balance Sheets

(amounts in millions, except for per share data)

	(Unaudited) As of September 30, 2022	As of December 31, 2021
Assets
Cash and cash equivalents	$33	$164
Accounts receivable (net of allowance for doubtful accounts of $1 and $1)	289	316
Other receivables	12	12
Related party receivables	10	10
Inventories	796	583
Other current assets	41	19
Total current assets	1,181	1,104
Property, plant and equipment (net of accumulated depreciation of $808 and $752)	693	677
Operating lease right-of-use assets, net	63	55
Goodwill	1,879	1,879
Intangible assets, net	1,038	1,061
Other assets	58	36
Total assets	$4,912	$4,812
Liabilities
Accounts payable	$295	$261
Related party payables	44	38
Current portion of long-term debt	25	25
Accrued and other current liabilities	184	160
Total current liabilities	548	484
Long-term debt	2,071	2,087
Long-term operating lease liabilities	51	46
Deferred income taxes	362	351
Long-term postretirement benefit obligation	49	50
Other liabilities	33	38
Total liabilities	$3,114	$3,056
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210 shares issued and outstanding	—	—
Additional paid-in capital	1,383	1,381
Accumulated other comprehensive income	42	10
Retained earnings	373	365
Total stockholders' equity	1,798	1,756
Total liabilities and stockholders' equity	$4,912	$4,812

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Cash Flows

(amounts in millions)

	Nine Months Ended
	September 30,
	2022	2021
Cash provided by operating activities
Net income	$152	$220
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	87	81
Deferred income taxes	(1)	8
Stock compensation expense	4	5
Change in assets and liabilities:
Accounts receivable, net	27	(27)
Other receivables	—	3
Related party receivables	—	(2)
Inventories	(213)	(197)
Accounts payable	40	64
Related party payables	6	(6)
Income taxes payable / receivable	—	(7)
Accrued and other current liabilities	23	(20)
Other assets and liabilities	(7)	—
Net cash provided by operating activities	118	122
Cash used in investing activities
Acquisition of property, plant and equipment	(86)	(101)
Net cash used in investing activities	(86)	(101)
Cash used in financing activities
Repayment of long-term debt	(19)	(119)
Dividends paid	(144)	(144)
Net cash used in financing activities	(163)	(263)
Net decrease in cash and cash equivalents	(131)	(242)
Cash and cash equivalents at beginning of period	164	312
Cash and cash equivalents at end of period	$33	$70

Cash paid:
Income taxes	49	72
Interest	42	32

Reynolds Consumer Products Inc.

Segment Results

(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended September 30, 2022	$327	$237	$251	$155	$(3)	$967
Three Months Ended September 30, 2021	328	237	196	151	(7)	905
Nine Months Ended September 30, 2022	889	704	701	447	(12)	2,729
Nine Months Ended September 30, 2021	902	651	582	420	(21)	2,534
Adjusted EBITDA
Three Months Ended September 30, 2022	$33	$44	$24	$23	$(8)	$116
Three Months Ended September 30, 2021	56	37	25	14	—	132
Nine Months Ended September 30, 2022	97	135	72	67	(25)	346
Nine Months Ended September 30, 2021	167	127	104	52	(30)	420

(1)

The unallocated net revenues include elimination of intersegment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.

Components of Change in Net Revenues for the Three Months Ended September 30, 2022 vs. the Three Months Ended September 30, 2021

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	14%	(14)%	—%
Hefty Waste & Storage	9%	(9)%	—%
Hefty Tableware	21%	7%	28%
Presto Products	11%	(8)%	3%
Total RCP	14%	(7)%	7%

Components of Change in Net Revenues for the Nine Months Ended September 30, 2022 vs. the Nine Months Ended September 30, 2021

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	14%	(15)%	(1)%
Hefty Waste & Storage	10%	(2)%	8%
Hefty Tableware	15%	5%	20%
Presto Products	13%	(7)%	6%
Total RCP	14%	(6)%	8%

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude IPO and separation-related costs. We define Adjusted Net Income and Adjusted Earnings Per Share as Net Income and Earnings Per Share calculated in accordance with GAAP, plus the sum of IPO and separation-related costs.  We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental metrics to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity.  Accordingly, we believe presenting these metrics provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year and fourth quarter 2022, where adjusted, is provided on a non-GAAP basis. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Income under “Fiscal Year and Fourth Quarter Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.  In addition, the Company cannot reconcile its expected Net Debt to expected total debt without reasonable effort because certain items that impact total debt and other reconciling metrics are out of the Company’s control and/or cannot be reasonable predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

Please see reconciliations of Non-GAAP measures used in this release (with the exception of our fourth quarter, and full year 2022 Adjusted EBITDA outlook and our 2022 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.

Reconciliation of Net Income to Adjusted EBITDA

(amounts in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income – GAAP	$48	$66	$152	$220
Income tax expense	15	22	49	72
Interest expense, net	20	12	48	36
Depreciation and amortization	30	27	87	81
IPO and separation-related costs (1)	3	5	10	11
Adjusted EBITDA (Non-GAAP)	$116	$132	$346	$420

(1)

Reflects costs related to the IPO process, as well as costs related to our separation to operate as a stand-alone public company. These costs are included in Other expense, net in our consolidated statements of income.

Reynolds Consumer Products Inc.

Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

(amounts in millions, except per share data)

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$48	210	$0.23	$66	210	$0.31
Adjustments:
IPO and separation-related costs (1)	2	210	0.01	4	210	0.02
Adjusted (Non-GAAP)	$50	210	$0.24	$70	210	$0.33

(1)	Amounts are after tax, calculated using a tax rate of 24.0% and 24.6% for the three months ended September 30, 2022 and 2021, respectively, which is our effective tax rate for the periods presented.

	Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2021
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$152	210	$0.72	$220	210	$1.05
Adjustments:
IPO and separation-related costs (1)	8	210	0.04	8	210	0.04
Adjusted (Non-GAAP)	$160	210	$0.76	$228	210	$1.09

(1)	Amounts are after tax, calculated using a tax rate of 24.5% and 24.6% for the nine months ended September 30, 2022 and 2021, respectively, which is our effective tax rate for the periods presented.

Reynolds Consumer Products Inc.

Reconciliation of Net Debt to Total Debt

(amounts in millions)

As of September 30, 2022

Current portion of Long-Term debt	$25
Long-Term debt	2,071
Total Debt	2,096
Cash and Cash Equivalents	(33)
Net Debt (Non-GAAP)	$2,063

Reynolds Consumer Products Inc.

Reconciliation of Q4 2022 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted Shares	Diluted Earnings Per Share
	Low	High	Outstanding	Low	High
Q4 2022 - Guidance	$112	$124	210	$0.53	$0.59
Adjustments:
IPO and separation-related costs (1)	1	1	210	0.01	0.01
Q4 2022 - Adjusted Guidance	$113	$125	210	$0.54	$0.60

Reynolds Consumer Products Inc.

Reconciliation of 2022 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted Shares	Diluted Earnings Per Share
	Low	High	Outstanding	Low	High
Fiscal Year 2022 - Guidance	$264	$276	210	$1.25	$1.31
Adjustments:
IPO and separation-related costs (1)	9	9	210	0.05	0.05
Fiscal Year 2022 - Adjusted Guidance	$273	$285	210	$1.30	$1.36

(1)	Amounts are after tax calculated using a tax rate of 25.0%, which is the Company’s expected tax rate for Q4 and FY 2022.